 Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 175 Water Street New York, NY 10038 www.aig.com

Contacts:

Sabra Purtill (Investors): sabra.purtill@aig.com

Shelley Singh (Investors): shelley.singh@aig.com

Daniel O’Donnell (Media): daniel.odonnell@aig.com

Claire Talcott (Media): claire.talcott@aig.com

AIG Reports First Quarter 2020 Results

•	Net income attributable to AIG common shareholders was $1.7 billion, or $1.98 per diluted common share, for the first quarter of 2020, compared to $654 million, or $0.75 per diluted common share, in the prior year quarter, primarily driven by $3.5 billion of pre-tax net realized capital gains, compared to $446 million of pre-tax net realized capital losses in the prior year quarter.
•	Adjusted after-tax income attributable to AIG common shareholders* was $99 million, or $0.11 per diluted common share, for the first quarter of 2020, compared to $1.4 billion, or $1.58 per diluted common share, in the prior year quarter.
•	General Insurance posted a combined ratio of 101.5 compared to 97.4 in the prior year quarter. The accident year combined ratio, as adjusted*, was 95.5, compared to 96.1 in the prior year quarter, reflecting a better portfolio mix due to disciplined underwriting and continued expense management.
•	General Insurance had $419 million of pre-tax catastrophe losses (CATs), net of reinsurance, in the first quarter. This included $272 million of estimated COVID-19 losses related to Travel, Contingency, Commercial Property, Trade Credit, Workers’ Compensation and Validus Re. The remainder of the CATs were primarily weather-related.
•	Life and Retirement reported adjusted pre-tax income of $574 million, primarily due to declines in equity markets and widening spreads in credit markets triggered by the ongoing COVID-19 crisis.
•	Total consolidated net investment income was $2.5 billion compared to $3.9 billion in the prior year quarter. Net investment income on an adjusted pre-tax income basis decreased approximately $1.0 billion to $2.7 billion, reflecting lower alternative investment returns and losses on fair value option (FVO) securities.
•	Book value per common share was $69.30 at March 31, 2020, a decrease of 8% compared to December 31, 2019. Book value per common share, excluding accumulated other comprehensive income (AOCI) and deferred tax assets (DTA) (Adjusted book value per common share)* was $60.55, an increase of 3% compared to December 31, 2019.
•	Return on Common Equity (ROCE) and Return on Common Equity, excluding AOCI and DTA (Adjusted ROCE)* were 11.2% and 0.8%, respectively, for the three months ended March 31, 2020.

* Refers to financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Comment on Regulation G and Non-GAAP Financial Measures.

FOR IMMEDIATE RELEASE

NEW YORK, May 4, 2020 - American International Group, Inc. (NYSE: AIG) today reported net income attributable to AIG common shareholders of $1.7 billion, or $1.98 per diluted common share, for the first quarter of 2020, compared to $654 million, or $0.75 per diluted common share, in the prior year quarter. The improvement was primarily due to $3.5 billion of pre-tax net realized capital gains largely related to mark-to-market gains from variable annuity and interest rate hedges and the impact of our non-economic non-performance risk adjustment, per GAAP, on the fair value of our liabilities compared to $446 million of pre-tax net realized capital losses in the prior year quarter.

Adjusted after-tax income attributable to AIG common shareholders was $99 million, or $0.11 per diluted common share, for the first quarter of 2020, compared to $1.4 billion, or $1.58 per diluted common share, in the prior year quarter. The decrease was primarily due to lower net investment income driven by declines in equity markets and losses on FVO bonds from widening spreads in credit markets, and the impact of COVID-19.

Brian Duperreault, AIG’s Chief Executive Officer, said: “In the face of COVID-19, an unprecedented global catastrophe, our colleagues have shown great resilience and remain focused on what we do best, which is helping our clients manage risk, especially in difficult times.

“It has been heartbreaking to watch this humanitarian crisis unfold over the last few months. At the same time, the courage, compassion and empathy that have emerged, particularly from first responders, health care providers and others on the front lines, has been heartwarming. AIG is committed to assisting with relief efforts across the globe and will be making an inaugural $5 million contribution to our recently reinstated AIG Foundation for this purpose.

“AIG was in a strong financial position before this crisis began and remains in a strong financial position today. While we believe COVID-19 will be the single largest CAT loss the industry has ever seen, the significant body of work our team has undertaken since late 2017 has served us well as we navigate through this evolving situation. AIG is well-positioned to emerge as a global insurer of choice with significant financial flexibility.

“In the first quarter of 2020, our core businesses delivered strong results building on the momentum we had coming into the year. In General Insurance, the adjusted accident year combined ratio continued to improve, and Life and Retirement delivered solid results despite unfavorable capital markets and continued low interest rates.

“The COVID-19 crisis has created significant uncertainty, and it will take time to understand its broader ramifications. In light of this, AIG is withdrawing previously issued guidance, including that relating to Adjusted Return on Common Equity. However, we do expect to see continued improvement in General Insurance, particularly in the adjusted combined ratio, and, in Life and Retirement, we do not believe that the impact of COVID-19 will result in a material reduction of our long-term return profile.

FOR IMMEDIATE RELEASE

“While the new normal COVID-19 will create for each of us is still unknown, I am confident that AIG will continue to move forward on its journey to become a top performing company and leading insurance franchise.”

FINANCIAL SUMMARY

	Three Months Ended March 31,
($ in millions, except per common share amounts)	2020	2019
Net income attributable to AIG common shareholders	$1,742	$654
Net income per diluted share attributable to AIG common shareholders	$1.98	$0.75

Weighted average common shares outstanding - diluted	878.9	877.5

Adjusted pre-tax income (loss):
General Insurance	$501	$1,268
Life and Retirement	574	924
Other Operations	(535)	(457)
Legacy	(368)	112
Total	$172	$1,847

Adjusted after-tax income attributable to AIG common shareholders	$99	$1,388
Adjusted after-tax income per diluted share attributable to AIG common shareholders	$0.11	$1.58

Return on common equity	11.2%	4.5%
Return on tangible common equity*	12.2%	4.9%
Adjusted return on common equity	0.8%	11.6%
Adjusted return on tangible common equity*	0.9%	13.1%
Adjusted return on attributed common equity - Core*	3.4%	13.4%

Common shares outstanding	861.3	869.7
Book value per common share	$69.30	$69.33
Tangible book value per common share*	63.33	63.10
Book value per common share, excluding accumulated other comprehensive income*	70.45	66.89
Adjusted book value per common share	60.55	55.47
Adjusted tangible book value per common share*	54.58	49.24

General Insurance Combined ratio	101.5	97.4
General Insurance Accident year combined ratio, as adjusted	95.5	96.1

Adjusted return on attributed common equity - Life and Retirement*	8.4%	15.0%

All comparisons are against the first quarter of 2019, unless otherwise indicated. Refer to the AIG First Quarter 2020 Financial Supplement, which is posted on AIG's website in the Investors section, for further information.

FOR IMMEDIATE RELEASE

FIRST QUARTER 2020 HIGHLIGHTS

General Insurance – First quarter adjusted pre-tax income of $501 million was comprised of an underwriting loss of $87 million and net investment income of $588 million. The underwriting loss included the impact of $272 million of estimated COVID-19 related losses, without which General Insurance would have reported an underwriting profit. Favorable net prior year loss reserve development, net of reinsurance, totaled $60 million, and was primarily due to $53 million of amortization from the Adverse Development Cover (ADC). CATs, net of reinsurance, totaled $419 million, including $272 million related to COVID-19. AIG is continually reassessing its exposures in light of unfolding developments in the U.S. and globally and evaluating coverage under its reinsurance arrangements.

The General Insurance combined ratio was 101.5, including 6.9 points of CATs, of which 4.5 points related to COVID-19 losses. The accident year combined ratio, as adjusted, was 95.5, comprised of a 60.8 accident year loss ratio, as adjusted*, an improvement of 1.0 point from the prior year quarter, and an expense ratio of 34.7. The improvement in accident year loss ratio, as adjusted, reflected the underwriting and reinsurance actions taken to improve business mix and loss performance, and improved rate adequacy. General Insurance also reduced general operating expenses (GOE) by 8% to $776 million.

Life and Retirement – First quarter adjusted pre-tax income was $574 million compared to $924 million in the prior year quarter. The decrease reflected unfavorable impacts from equity markets which primarily resulted in higher Variable Annuity reserves and accelerated deferred acquisition cost (DAC) and sales inducement (SI) amortization. In addition, widening credit spreads resulted in a decrease in net investment income from lower returns on FVO bonds and the Retirement businesses continued to see spread compression given the low interest rate environment. Net flows were unfavorable compared to the prior year quarter primarily due to lower Fixed Annuity sales and higher Retail Mutual Fund surrenders, partially offset by higher Variable Annuity sales and lower surrenders in Group Retirement. Life and Retirement’s Adjusted ROCE for the first quarter of 2020 was 8.4%.

Net Investment Income – First quarter net investment income was $2.5 billion compared to $3.9 billion in the prior year quarter. Net investment income on an adjusted pre-tax income basis decreased approximately $1.0 billion to $2.7 billion. The decrease reflected lower alternative investment income compared to the prior year quarter and other investment losses in the first quarter of 2020 compared to other investment income in the prior year quarter, primarily driven by FVO securities.

AIG significantly expanded its disclosures in the financial supplement to provide greater detail on its investment portfolio, including information on its separate General Insurance, Life and Retirement and Legacy portfolios. As a global multi-line insurer, AIG's consolidated portfolio does not readily compare to property and casualty or life insurance peers. The detail should enable additional analysis of the separate portfolios to similar peers.

FOR IMMEDIATE RELEASE

Other Operations – First quarter adjusted pre-tax loss was $535 million, including $84 million of reductions from consolidation, eliminations and other adjustments, compared to $457 million in the prior year quarter. Before consolidation, eliminations and other adjustments, the increase in the pre-tax loss was primarily due to higher GOE of $66 million from higher compensation, including the issuance of a $500 grant to each employee globally, which equates to $30 million in the aggregate, to help with unanticipated costs due to COVID-19. In addition, the loss included higher technology costs, partially offset by higher net investment income associated with consolidated investment entities. At the end of March, AIG decided to place Blackboard U.S. Holdings, Inc. (Blackboard), AIG’s technology-driven subsidiary, into run-off. As a result of this decision, AIG recognized a pre-tax loss of $210 million, primarily consisting of asset impairment charges; this charge did not impact adjusted pre-tax income.

Legacy Results – First quarter adjusted pre-tax loss was $368 million compared to adjusted pre-tax income of $112 million in the prior year quarter, reflecting losses, principally mark-to-market, on FVO investment portfolios compared to gains in the prior year quarter, as well as lower Legacy Life and Retirement net investment income from alternative investments.

Included in the Legacy results is Fortitude Reinsurance Company Ltd (Fortitude Re). AIG agreed in November 2019 to sell a controlling financial interest in Fortitude Group Holdings, LLC, the holding company for Fortitude Re. The sale is expected to close in mid-2020, subject to required regulatory approvals and other customary closing conditions.

Book Value per Common Share – As of March 31, 2020, book value per common share was $69.30 compared to $74.93 at December 31, 2019, largely driven by net unrealized mark-to-market losses on available for sale fixed maturities due to the impact of wider credit spreads as of March 31, 2020. Adjusted book value per common share, which excludes AOCI and DTA, increased slightly to $60.55 compared to the prior year end as a result of $1.7 billion of net income attributable to AIG for the quarter.

Tangible book value per common share was $63.33 compared to $68.93 at December 31, 2019. Adjusted tangible book value per common share, which is Adjusted book value per common share excluding Goodwill, Value of Business Acquired (VOBA), Value of Distribution Channel Acquired (VODA) and Other Intangible Assets was $54.58 compared to $52.88 at December 31, 2019.

Liquidity and Capital – As of March 31, 2020, AIG Parent liquidity stood at approximately $7.5 billion. In March, AIG borrowed, and it currently has outstanding, $1.3 billion under its $4.5 billion committed revolving syndicated credit facility. Also, in March, AIG redeemed $350 million aggregate principal amount of its 4.35% Callable Notes Due 2045.

FOR IMMEDIATE RELEASE

AIG repurchased approximately 12 million shares of AIG Common Stock during the first quarter for an aggregate purchase price of $500 million under an accelerated share repurchase agreement entered into in February. As of March 31, 2020, $1.5 billion remained under AIG’s share repurchase authorization.

Income Taxes – The first quarter effective tax rate on pre-tax income was 35.3% primarily as a result of a $274 million valuation allowance. The effective tax rate on adjusted pre-tax income was 48.8% and differs from the statutory tax rate of 21% primarily due to excess tax charges related to share based compensation payments recorded through the income statement, tax charges associated with the effect of foreign operations, state and local income taxes, and non-deductible transfer pricing charges, partially offset by tax benefits associated with tax exempt income. The effect of foreign operations was primarily related to income in foreign operations taxed at statutory tax rates higher than 21%, other foreign taxes, and foreign income subject to U.S. taxation.

GENERAL INSURANCE

	Three Months Ended March 31,
($ in millions)	2020	2019	Change
Total General Insurance
Gross premiums written	$10,086	$10,195	(1)%
Net premiums written	$5,921	$6,033	(2)
Underwriting income (loss)	$(87)	$179	NM
Adjusted pre-tax income	$501	$1,268	(60)

Underwriting ratios:
Loss ratio	66.8	63.1	3.7	pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(6.9)	(2.7)	(4.2)
Prior year development	0.9	1.0	(0.1)
Adjustments for ceded premium under reinsurance contracts and other	-	0.4	(0.4)
Accident year loss ratio, as adjusted	60.8	61.8	(1.0)
Expense ratio	34.7	34.3	0.4
Combined ratio	101.5	97.4	4.1
Accident year combined ratio, as adjusted	95.5	96.1	(0.6)

FOR IMMEDIATE RELEASE

General Insurance - North America

	Three Months Ended March 31,
($ in millions)	2020	2019	Change
North America
Net premiums written	$2,770	$2,578	7%
Commercial Lines	2,225	1,998	11
Personal Insurance	545	580	(6)

Underwriting income (loss)	$(86)	$(11)	NM
Commercial Lines	(1)	54	NM
Personal Insurance	(85)	(65)	(31)

Adjusted pre-tax income	$409	$934	(56)

Underwriting ratios:
North America
Loss ratio	72.2	69.4	2.8	pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(7.0)	(5.1)	(1.9)
Prior year development	0.2	1.8	(1.6)
Adjustments for ceded premium under reinsurance contracts and other	-	1.0	(1.0)
Accident year loss ratio, as adjusted	65.4	67.1	(1.7)
Expense ratio	30.8	30.9	(0.1)
Combined ratio	103.0	100.3	2.7
Accident year combined ratio, as adjusted	96.2	98.0	(1.8)

North America Commercial Lines
Loss ratio	72.7	70.7	2.0	pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(6.7)	(5.1)	(1.6)
Prior year development	2.2	2.8	(0.6)
Adjustments for ceded premium under reinsurance contracts and other	-	1.0	(1.0)
Accident year loss ratio, as adjusted	68.2	69.4	(1.2)
Expense ratio	27.3	27.0	0.3
Combined ratio	100.0	97.7	2.3
Accident year combined ratio, as adjusted	95.5	96.4	(0.9)

North America Personal Insurance
Loss ratio	70.8	65.4	5.4	pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(7.9)	(5.0)	(2.9)
Prior year development	(5.1)	(1.2)	(3.9)
Adjustments for ceded premium under reinsurance contract	-	0.9	(0.9)
Accident year loss ratio, as adjusted	57.8	60.1	(2.3)
Expense ratio	40.2	42.9	(2.7)
Combined ratio	111.0	108.3	2.7
Accident year combined ratio, as adjusted	98.0	103.0	(5.0)

FOR IMMEDIATE RELEASE

General Insurance North America – Commentary

•	Net premiums written increased by 7% to $2.8 billion primarily due to growth in the assumed reinsurance business, Retail and Wholesale Property, as well as strong Commercial Lines rate increases, partially offset by underwriting actions taken through 2019.

•	Pre-tax underwriting loss of $86 million included $205 million of CATs, net of reinsurance, of which $123 million related to COVID-19. Favorable net prior year loss reserve development was $13 million, with favorable net prior year loss reserve development of $53 million for North America Commercial Lines partially offset by unfavorable net prior year loss reserve development of $40 million for North America Personal Insurance. North America Commercial Lines favorable net prior loss reserve development included $53 million of amortization from the ADC compared to $58 million in the prior year quarter.

•	The North America combined ratio of 103.0 included 7.0 points of CATs and reinstatement premiums of which 4.2 points related to COVID-19 and 0.2 points related to favorable net prior year loss reserve development. The accident year combined ratio, as adjusted, was 96.2, comprised of a 65.4 accident year loss ratio, as adjusted, and a 30.8 expense ratio. The 1.7 points improvement in the accident year loss ratio, as adjusted, was driven by change in business mix and strong rate increases, as well as benefits from underwriting actions taken in 2019.

•	The expense ratio improved slightly as the decline in GOE, driven by ongoing expense discipline, was greater than the decline in net premiums earned.

FOR IMMEDIATE RELEASE

General Insurance - International

	Three Months Ended March 31,
($ in millions)	2020	2019	Change
International
Net premiums written	$3,151	$3,455	(9)%
Commercial Lines	1,577	1,780	(11)
Personal Insurance	1,574	1,675	(6)

Underwriting income (loss)	$(1)	$190	NM
Commercial Lines	(41)	68	NM
Personal Insurance	40	122	(67)

Adjusted pre-tax income	$92	$334	(72)

Underwriting ratios:
International
Loss ratio	61.7	57.4	4.3	pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(6.7)	(0.5)	(6.2)
Prior year development	1.4	0.4	1.0
Accident year loss ratio, as adjusted	56.4	57.3	(0.9)
Expense ratio	38.3	37.2	1.1
Combined ratio	100.0	94.6	5.4
Accident year combined ratio, as adjusted	94.7	94.5	0.2

International Commercial Lines
Loss ratio	67.0	63.0	4.0	pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(11.3)	(1.0)	(10.3)
Prior year development	2.5	(2.4)	4.9
Accident year loss ratio, as adjusted	58.2	59.6	(1.4)
Expense ratio	35.6	33.0	2.6
Combined ratio	102.6	96.0	6.6
Accident year combined ratio, as adjusted	93.8	92.6	1.2

International Personal Insurance
Loss ratio	56.9	52.4	4.5	pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(2.7)	-	(2.7)
Prior year development	0.6	2.8	(2.2)
Accident year loss ratio, as adjusted	54.8	55.2	(0.4)
Expense ratio	40.7	41.1	(0.4)
Combined ratio	97.6	93.5	4.1
Accident year combined ratio, as adjusted	95.5	96.3	(0.8)

FOR IMMEDIATE RELEASE

General Insurance International – Commentary

•	Net premiums written decreased 9% on a reported basis and 8% on a constant dollar basis, driven by lower production primarily due to underwriting actions taken through 2019, as well as lower premiums from run-off business, partially offset by premium rate increases.

•	A pre-tax underwriting loss of $1 million included $214 million of CATs, net of reinsurance, of which $149 million related to COVID-19. Favorable net prior year loss reserve development was $47 million, with $37 million of favorable net prior year loss reserve development in International Commercial Lines and $10 million in International Personal Insurance.

•	The International combined ratio of 100.0 included 6.7 points of CATs and reinstatement premiums of which 4.7 points related to COVID-19 and 1.4 points related to favorable net prior year loss reserve development. The accident year combined ratio, as adjusted, of 94.7 was comprised of a 56.4 accident year loss ratio, as adjusted, and a 38.3 expense ratio. The 0.9 points improvement in the accident year loss ratio, as adjusted, reflected premium rate increases, benefits from underwriting actions and better risk selection.

•	The expense ratio increased 1.1 points as the decline in expenses was less than the decline in net premiums earned.

FOR IMMEDIATE RELEASE

LIFE AND RETIREMENT

	Three Months Ended March 31,
($ in millions)	2020	2019	Change
Life and Retirement
Premiums & fees	$1,949	$1,936	1%
Net investment income	2,003	2,042	(2)
Adjusted revenues	4,172	4,204	(1)
Benefits, losses and expenses	3,598	3,280	10
Adjusted pre-tax income	574	924	(38)
Premiums and deposits	6,903	8,356	(17)

Individual Retirement
Premiums & fees	$248	$204	22%
Net investment income	975	999	(2)
Adjusted revenues	1,370	1,351	1
Benefits, losses and expenses	1,064	843	26
Adjusted pre-tax income	306	508	(40)
Premiums and deposits	3,116	4,186	(26)
Net flows	(1,594)	133	NM

Group Retirement
Premiums & fees	$115	$104	11%
Net investment income	517	541	(4)
Adjusted revenues	694	709	(2)
Benefits, losses and expenses	551	477	16
Adjusted pre-tax income	143	232	(38)
Premiums and deposits	1,855	2,063	(10)
Net flows	(587)	(875)	33

Life Insurance
Premiums & fees	$789	$768	3%
Net investment income	291	291	-
Adjusted revenues	1,091	1,073	2
Benefits, losses and expenses	1,036	957	8
Adjusted pre-tax income	55	116	(53)
Premiums and deposits	1,015	995	2

Institutional Markets
Premiums & fees	$797	$860	(7)%
Net investment income	220	211	4
Adjusted revenues	1,017	1,071	(5)
Benefits, losses and expenses	947	1,003	(6)
Adjusted pre-tax income	70	68	3
Premiums and deposits	917	1,112	(18)

FOR IMMEDIATE RELEASE

Life and Retirement – Commentary

•	Life and Retirement reported a decrease in adjusted pre-tax income to $574 million compared to $924 million in the prior year quarter, driven by lower equity market levels and wider credit spreads compared to the prior year quarter.

•	Premiums were $1.2 billion in the first quarter of 2020, essentially flat compared to the prior year quarter. Premiums and deposits decreased to $6.9 billion compared to $8.4 billion in the prior year quarter primarily due to lower Fixed Annuities deposits in the first quarter of 2020 driven by lower interest rates, compared to strong deposit volumes in the prior year quarter. Net flows continued to be negative.

•	Individual Retirement reported adjusted pre-tax income of $306 million compared to $508 million in the prior year quarter. Adjusted pre-tax income decreased as a result of unfavorable impacts from equity markets driving higher Variable Annuity DAC/SI amortization and higher reserves, along with widening credit spreads driving lower income on FVO securities compared to the prior year quarter. Total net flows excluding Retail Mutual Funds were slightly negative in the quarter and unfavorable compared to the prior year period, driven by lower Fixed Annuity sales resulting from the lower interest rate environment, partially offset by favorable Variable Annuity sales.

•	Group Retirement reported adjusted pre-tax income of $143 million compared to $232 million in the prior year quarter. The decrease in adjusted pre-tax income was driven by the unfavorable impacts from equity markets resulting in higher DAC amortization and higher reserves, and widening credit spreads resulting in lower income on FVO securities. Net flows remained negative, although favorable compared to the prior year quarter, primarily due to lower surrenders partially offset by lower deposits.

•	Life Insurance reported adjusted pre-tax income of $55 million compared to adjusted pre-tax income of $116 million in the prior year quarter due to higher mortality and insurance reserves, and prior year favorable reserve and reinsurance refinements. Mortality was better than pricing assumptions; however, the first quarter of 2020 included an incurred but not reported (IBNR) reserve strengthening related to potential death notice delays due to COVID-19.

•	Institutional Markets adjusted pre-tax income of $70 million increased from $68 million in the prior year quarter due to higher net investment income on a growing asset base and slightly favorable alternative investment returns compared to the prior year quarter.

FOR IMMEDIATE RELEASE

CONFERENCE CALL

AIG will host a conference call tomorrow, Tuesday, May 5, 2020 at 8:00 a.m. ET to review these results. The call is open to the public and can be accessed via a live listen-only webcast in the Investors section of www.aig.com. A replay will be available after the call at the same location.

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Additional supplementary financial data is available in the Investors section at www.aig.com.

The conference call (including the financial results presentation material), the earnings release and the financial supplement may include, and officers and representatives of AIG may from time to time make and discuss, projections, goals, assumptions and statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections, goals, assumptions and statements are not historical facts but instead represent only a belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections, goals, assumptions and statements include statements preceded by, followed by or including words such as “will,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “focused on achieving,” “view,” “target,” “goal” or “estimate.” These projections, goals, assumptions and statements may relate to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, anticipated organizational, business or regulatory changes, the effect of catastrophes and macroeconomic events, such as COVID-19, anticipated dispositions, monetization and/or acquisitions of businesses or assets, or successful integration of acquired businesses, management succession and retention plans, exposure to risk, trends in operations and financial results.

It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the results and financial condition indicated in these projections, goals, assumptions and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements include:

•	the adverse impact of COVID-19, including with respect to AIG’s business, financial condition and results of operations;
•	changes in market and industry conditions, including the significant global economic slowdown, general market declines and disruptions to AIG’s operations driven by COVID-19 and responses thereto, including new or changed governmental policy and regulatory actions;
•	the occurrence of catastrophic events, both natural and man-made, including COVID-19, pandemics and the effects of climate change;
•	AIG’s ability to effectively execute on AIG 200 operational programs designed to achieve underwriting excellence, modernization of AIG’s operating infrastructure, enhanced user and customer experiences and unification of AIG;

FOR IMMEDIATE RELEASE

•	AIG’s ability to consummate the sale of its controlling interest in Fortitude Holdings and its ability to successfully manage Legacy Portfolios;
•	changes in judgments concerning potential cost saving opportunities;
•	actions by credit rating agencies;
•	changes in judgments concerning insurance underwriting and insurance liabilities;
•	the impact of potential information technology, cybersecurity or data security breaches, including as a result of cyber-attacks or security vulnerabilities, the likelihood of which may increase due to extended remote business operations as a result of COVID-19;
•	disruptions in the availability of AIG’s electronic data systems or those of third parties;
•	the effectiveness of strategies to recruit and retain key personnel and to implement effective succession plans;
•	the requirements, which may change from time to time, of the global regulatory framework to which AIG is subject;
•	significant legal, regulatory or governmental proceedings;
•	concentrations in AIG’s investment portfolios;
•	changes to the valuation of AIG’s investments;
•	AIG’s ability to successfully dispose of, monetize and/or acquire businesses or assets or successfully integrate acquired businesses;
•	changes in judgments concerning the recognition of deferred tax assets and the impairment of goodwill;
•	the effectiveness of our risk management policies and procedures, including with respect to our business continuity and disaster recovery plans; and
•	such other factors discussed in Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) and Part II, Item 1A. Risk Factors in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020 (which will be filed with the Securities and Exchange Commission), and Part I, Item 1A. Risk Factors and Part II, Item 7. MD&A in AIG’s Annual Report on Form 10-K for the year ended December 31, 2019.

COVID-19 is adversely affecting, and is expected to continue to adversely affect, our business, financial condition and results of operations, its ultimate impact of which will depend on future developments that are uncertain and cannot be predicted, including the scope and duration of the crisis and actions taken by governmental and regulatory authorities in response thereto. Even after the crisis subsides, it is possible that the U.S. and other major economies will experience a prolonged recession, in which event our businesses, results of operations and financial condition could be materially and adversely affected. Statements about the effects of COVID-19 on our business, financial condition and results of operations may constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the COVID-19 and actions taken by governmental and regulatory authorities in response to mitigate its impact.

FOR IMMEDIATE RELEASE

AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

#       #       #

COMMENT ON REGULATION G AND NON-GAAP FINANCIAL MEASURES

Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements AIG uses are “non-GAAP financial measures” under Securities and Exchange Commission rules and regulations. GAAP is the acronym for “generally accepted accounting principles” in the United States. The non-GAAP financial measures AIG presents are listed below and may not be comparable to similarly-named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables attached to this news release or in the First Quarter 2020 Financial Supplement available in the Investors section of AIG’s website, www.aig.com.

Book Value per Common Share, Excluding Accumulated Other Comprehensive Income (AOCI), and Book Value per Common Share, Excluding AOCI and Deferred Tax Assets (DTA) (Adjusted Book Value per Common Share) are used to show the amount of AIG’s net worth on a per-common share basis. AIG believes these measures are useful to investors because they eliminate items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. These measures also eliminate the asymmetrical impact resulting from changes in fair value of AIG’s available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. AIG excludes deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in these book value per common share metrics. Book value per common share, excluding AOCI, is derived by dividing Total AIG common shareholders’ equity, excluding AOCI, by total common shares outstanding. Adjusted Book Value per Common Share is derived by dividing Total AIG common shareholders’ equity, excluding AOCI and DTA (Adjusted Common Shareholders’ Equity), by total common shares outstanding.

FOR IMMEDIATE RELEASE

Book Value per Common Share, Excluding Goodwill, Value of Business Acquired (VOBA), Value of Distribution Channel Acquired (VODA) and Other Intangible Assets (Tangible Book Value per Common Share) and Tangible Book Value per Common Share, Excluding AOCI and Deferred Tax Assets (DTA) (Adjusted Tangible Book Value per Common Share) are used to provide more accurate measure of the realizable value of shareholder on a per-common share basis. Tangible Book Value per Common Share is derived by dividing Total AIG common shareholders’ equity, excluding Goodwill, VOBA, VODA and Other intangible assets, by total common shares outstanding (Tangible Book Value per Common Share). Adjusted Tangible Book Value per Common Share is derived by dividing Total AIG common shareholders’ equity, excluding intangible assets, AOCI and DTA (Adjusted Tangible Common Shareholders’ Equity), by total common shares outstanding.

AIG Return on Common Equity – Adjusted After-tax Income Excluding AOCI and DTA (Adjusted Return on Common Equity) is used to show the rate of return on common shareholders’ equity. AIG believes this measure is useful to investors because it eliminates items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. This measure also eliminates the asymmetrical impact resulting from changes in fair value of AIG’s available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. AIG excludes deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in Adjusted Return on Common Equity. Adjusted Return on Common Equity is derived by dividing actual or annualized adjusted after-tax income attributable to AIG common shareholders by average Adjusted Common Shareholders’ Equity.

AIG Return on Common Equity, Excluding Goodwill, Value of Business Acquired (VOBA), Value of Distribution Channel Acquired (VODA) and Other Intangible assets (Return on Tangible Common Equity) and Return on Tangible Common Equity – Adjusted After-tax Income, Excluding Goodwill, Value of Business Acquired (VOBA), Value of Distribution Channel Acquired (VODA) and Other Intangible assets, AOCI and DTA (Adjusted Return on Tangible Common Equity) is used to provide the rate of return on tangible common shareholder’s equity, which is a more accurate measure of realizable shareholder value. AIG excludes Goodwill, VOBA, VODA and Other intangible assets from AIG common shareholders’ equity to drive tangible common shareholders’ equity (AIG Tangible Common Shareholders’ Equity). Return on Tangible Common Equity is derived by dividing actual or annualized after-tax income attributable to AIG common shareholders by average Tangible Common Shareholders’ Equity. AIG further excludes AOCI and DTA in Adjusted Tangible Common Equity. Adjusted Return on Tangible Common Equity is derived by dividing actual or annualized adjusted after-tax income attributable to AIG common shareholders by average Adjusted Tangible Common Shareholders’ Equity.

FOR IMMEDIATE RELEASE

Core and Life and Retirement Adjusted Attributed Common Equity is an attribution of total AIG Adjusted Common Shareholders’ Equity to these segments based on AIG’s internal capital model, which incorporates the segments’ respective risk profiles. Adjusted attributed common equity represents AIG’s best estimates based on current facts and circumstances and will change over time.

Core and Life and Retirement Return on Common Equity – Adjusted After-tax Income (Adjusted Return on Attributed Common Equity) is used to show the rate of return on Adjusted Attributed Common Equity. Adjusted Return on Attributed Common Equity is derived by dividing actual or annualized Adjusted After-tax Income by Average Adjusted Attributed Common Equity.

Adjusted After-tax Income Attributable to Core and Life and Retirement is derived by subtracting attributed interest expense, income tax expense and attributed dividends on preferred stock from adjusted pre-tax income. Attributed debt and the related interest expense and dividends on preferred stock are calculated based on AIG’s internal capital model. Tax expense or benefit is calculated based on an internal attribution methodology that considers among other things the taxing jurisdiction in which the segments conduct business, as well as the deductibility of expenses in those jurisdictions.

Adjusted Revenues exclude Net realized capital gains (losses), income from non-operating litigation settlements (included in Other income for GAAP purposes) and changes in fair value of securities used to hedge guaranteed living benefits (included in Net investment income for GAAP purposes). Adjusted revenues is a GAAP measure for AIG’s operating segments.

AIG uses the following operating performance measures because AIG believes they enhance the understanding of the underlying profitability of continuing operations and trends of AIG’s business segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors. When AIG uses these measures, reconciliations to the most comparable GAAP measure are provided on a consolidated basis.

FOR IMMEDIATE RELEASE

Adjusted Pre-tax Income (APTI) is derived by excluding the items set forth below from income from continuing operations before income tax. This definition is consistent across AIG’s segments. These items generally fall into one or more of the following broad categories: legacy matters having no relevance to AIG’s current businesses or operating performance; adjustments to enhance transparency to the underlying economics of transactions; and measures that AIG believes to be common to the industry. APTI is a GAAP measure for AIG’s segments. Excluded items include the following:

•    changes in fair value of securities used to hedge guaranteed living benefits;

•    changes in benefit reserves and deferred policy acquisition costs (DAC), value of business acquired (VOBA), and sales inducement assets (SIA) related to net realized capital gains and losses;

•    changes in the fair value of equity securities;

•    loss (gain) on extinguishment of debt;

•    all net realized capital gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication. Earned income on such economic hedges is reclassified from net realized capital gains and losses to specific APTI line items based on the economic risk being hedged (e.g. net investment income and interest credited to policyholder account balances);

•    income or loss from discontinued operations;

•    net loss reserve discount benefit (charge);

•    pension expense related to a one-time lump sum payment to former employees;

•    income and loss from divested businesses;

•    non-operating litigation reserves and settlements;

•    restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify AIG’s organization;

•    the portion of favorable or unfavorable prior year reserve development for which AIG has ceded the risk under retroactive reinsurance agreements and related changes in amortization of the deferred gain;

•    integration and transaction costs associated with acquired businesses;

•    losses from the impairment of goodwill; and

•    non-recurring costs associated with the implementation of non-ordinary course legal or regulatory changes or changes to accounting principles.

Adjusted After-tax Income attributable to AIG common shareholders (AATI) is derived by excluding the tax effected APTI adjustments described above, dividends on preferred stock, and the following tax items from net income attributable to AIG:

•	deferred income tax valuation allowance releases and charges;
•	changes in uncertain tax positions and other tax items related to legacy matters having no relevance to AIG’s current businesses or operating performance; and

FOR IMMEDIATE RELEASE

•	net tax charge related to the enactment of the Tax Cuts and Jobs Act (Tax Act);

and by excluding the net realized capital gains (losses) from noncontrolling interests.

See page 21 for the reconciliation of Net income attributable to AIG to Adjusted After-tax Income Attributable to AIG.

Ratios: AIG, along with most property and casualty insurance companies, uses the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of losses and loss adjustment expenses (which for General Insurance excludes net loss reserve discount), and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. AIG’s ratios are calculated using the relevant segment information calculated under GAAP, and thus may not be comparable to similar ratios calculated for regulatory reporting purposes. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.

Accident year loss and combined ratios, as adjusted: both the accident year loss and combined ratios, as adjusted, exclude catastrophe losses and related reinstatement premiums, prior year development, net of premium adjustments, and the impact of reserve discounting. Natural catastrophe losses are generally weather or seismic events having a net impact on AIG in excess of $10 million each and man-made catastrophe losses, such as terrorism and civil disorders that exceed the $10 million threshold. AIG believes that as adjusted ratios are meaningful measures of AIG’s underwriting results on an ongoing basis as they exclude catastrophes and the impact of reserve discounting which are outside of management’s control. AIG also excludes prior year development to provide transparency related to current accident year results.

Underwriting ratios are computed as follows:

a)	Loss ratio = Loss and loss adjustment expenses incurred ÷ Net premiums earned (NPE)
b)	Acquisition ratio = Total acquisition expenses ÷ NPE
c)	General operating expense ratio = General operating expenses ÷ NPE
d)	Expense ratio = Acquisition ratio + General operating expense ratio
e)	Combined ratio = Loss ratio + Expense ratio
f)	Accident year loss ratio, as adjusted (AYLR) = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes (CYRIPs) +/(-) RIPs related to prior year catastrophes (PYRIPs) + (Additional) returned premium related to PYD on loss sensitive business ((AP)RP) + Adjustment for ceded premiums under reinsurance contracts related to prior accident years]
g)	Accident year combined ratio, as adjusted = AYLR + Expense ratio

FOR IMMEDIATE RELEASE

h)	Catastrophe losses (CATs) and reinstatement premiums = [Loss and loss adjustment expenses incurred – (CATs)] ÷ [NPE +/(-) CYRIPs] – Loss ratio
i)	Prior year development net of (additional) return premium related to PYD on loss sensitive business = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) CYRIPs +/(-) PYRIPs + (AP)RP] – Loss ratio – CAT ratio

Premiums and deposits: includes direct and assumed amounts received and earned on traditional life insurance policies, group benefit policies and life-contingent payout annuities, as well as deposits received on universal life, investment-type annuity contracts, Federal Home Loan Bank (FHLB) funding agreements and mutual funds.

Results from discontinued operations are excluded from all of these measures.

#         #        #

American International Group, Inc. (AIG) is a leading global insurance organization. AIG member companies provide a wide range of property casualty insurance, life insurance, retirement solutions, and other financial services to customers in more than 80 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation

($ in millions, except per common share data)

Reconciliations of Adjusted Pre-tax and After-tax Income

	Three Months Ended March 31,
	2020				2019
			Noncontrolling				Noncontrolling
	Pre-tax	Tax Effect	Interests(c)	After-tax	Pre-tax	Tax Effect	Interests(c)	After-tax
Pre-tax income/net income, including noncontrolling interests	$2,558	$904	$-	$1,654	$1,154	$217	$-	$937
Noncontrolling interests	-	-	95	95	-	-	(283)	(283)
Pre-tax income/net income attributable to AIG	2,558	904	95	1,749	1,154	217	(283)	654
Dividends on preferred stock				7				-
Net income attributable to AIG common shareholders				1,742				654
Adjustments:
Changes in uncertain tax positions and other tax adjustments	-	(5)	-	5	-	12	-	(12)
Deferred income tax valuation allowance (releases) charges(a)	-	(283)	-	283	-	38	-	(38)
Changes in fair value of securities used to hedge guaranteed living benefits	7	2	-	5	(96)	(20)	-	(76)
Changes in benefit reserves and DAC, VOBA and
SIA related to net realized capital gains (losses)	538	113	-	425	(99)	(21)	-	(78)
Changes in the fair value of equity securities	191	40	-	151	(79)	(17)	-	(62)
Favorable prior year development and related amortization changes ceded under retroactive reinsurance agreements	(8)	(2)	-	(6)	(27)	(5)	-	(22)
(Gain) loss on extinguishment of debt	17	4	-	13	(2)	(1)	-	(1)
Net realized capital (gains) losses(b)	(3,502)	(767)	-	(2,735)	474	109	-	365
(Income) loss from divested businesses	216	45	-	171	(6)	(1)	-	(5)
Non-operating litigation reserves and settlements	(6)	(1)	-	(5)	1	1	-	-
Net loss reserve discount charge	56	12	-	44	473	99	-	374
Integration and transaction costs associated with acquired businesses	2	-	-	2	7	2	-	5
Restructuring and other costs	90	19	-	71	47	10	-	37
Professional fees related to regulatory or accounting changes	13	3	-	10	-	-	-	-
Noncontrolling interests primarily related to net realized capital gains (losses) of Fortitude Holdings' standalone results(c)	-	-	(77)	(77)	-	-	247	247
Adjusted pre-tax income/Adjusted after-tax income attributable to AIG common shareholders	$172	$84	$18	$99	$1,847	$423	$(36)	$1,388

(a) First quarter 2020 includes valuation allowance established against a portion of foreign tax credit and separate return limitation year net operating loss carryforwards of AIG’s U.S. federal consolidated income tax group.

(b) Includes all net realized capital gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication.

(c) Noncontrolling interests is primarily due to the 19.9 percent investment in Fortitude Group Holdings, LLC (Fortitude Holdings) by an affiliate of The Carlyle Group L.P. (Carlyle), which occurred in the fourth quarter of 2018. Carlyle is allocated 19.9 percent of Fortitude Holdings’ standalone financial results. Fortitude Holdings’ results are mostly eliminated in AIG’s consolidated income from continuing operations given that its results arise from intercompany transactions. Noncontrolling interests is calculated based on the standalone financial results of Fortitude Holdings. The most significant component of Fortitude Holdings’ standalone results is the change in fair value of the embedded derivatives which changes with movements in interest rates and credit spreads, and which is recorded in net realized capital gains and losses of Fortitude Holdings. In accordance with AIG's adjusted after-tax income definition, realized capital gains and losses are excluded from noncontrolling interests.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per common share data)

Summary of Key Financial Metrics

	Three Months Ended March 31,
Earnings per common share:	2020	2019	% Inc. (Dec.)
Basic
Income from continuing operations	$1.99	$0.75	165.3%
Income from discontinued operations	-	-	NM
Net income attributable to AIG common shareholders	$1.99	$0.75	165.3

Diluted
Income from continuing operations	$1.98	$0.75	164.0
Income from discontinued operations	-	-	NM
Net income attributable to AIG common shareholders	$1.98	$0.75	164.0
Adjusted after-tax income attributable to AIG common shareholders per diluted share	$0.11	1.58	(93.0)%
Weighted average shares outstanding:
Basic	874.2	875.4
Diluted	878.9	877.5

As of period end:	March 31, 2020	December 31, 2019	March 31, 2019
Total AIG shareholders' equity	$60,173	$65,675	$60,787
Less: Preferred equity	485	485	485
Total AIG common shareholders' equity (a)	59,688	65,190	60,302
Less: Accumulated other comprehensive income (AOCI)	(994)	4,982	2,128
Total AIG common shareholders' equity, excluding AOCI (b)	60,682	60,208	58,174
Less: Deferred tax assets (DTA)*	8,535	8,977	9,926
Total adjusted AIG common shareholders' equity (c)	$52,147	$51,231	$48,248
Less: Intangible assets:
Goodwill	3,989	4,038	4,103
Value of business acquired	297	317	421
Value of distribution channel acquired	526	536	564
Other intangibles	329	333	340
Total intangible assets	5,141	5,224	5,428
Total AIG common shareholders' equity less intangible assets (d)	54,547	59,966	54,874
Total adjusted tangible common shareholders' equity (e)	$47,006	$46,007	$42,820

Total common shares outstanding (f)	861.3	870.0	869.7

	March 31,	December 31,	% Inc.	March 31,	% Inc.
As of period end:	2020	2019	(Dec.)	2019	(Dec.)
Book value per common share (a÷f)	$69.30	$74.93	(7.5)%	$69.33	-%
Book value per common share, excluding AOCI (b÷f)	70.45	69.20	1.8	66.89	5.3
Adjusted book value per common share (c÷f)	60.55	58.89	2.8	55.47	9.2
Tangible book value per common share (d÷f)	63.33	68.93	(8.1)	63.10	0.4
Adjusted tangible book value per common share (e÷f)	54.58	52.88	3.2	49.24	10.8

	Three Months Ended
	March 31, 2020	March 31, 2019
Actual or Annualized net income attributable to AIG common shareholders (g)	$6,968	$2,616
Actual or Annualized adjusted after-tax income attributable to AIG common shareholders (h)	$396	$5,552

Average AIG common shareholders' equity (i)	$62,439	$58,332
Less: Average intangible assets	5,183	5,439
Average AIG tangible common shareholders' equity (j)	$57,256	$52,893

Average AIG common shareholders' equity	$62,439	$58,332
Less: Average AOCI	1,994	358
Less: Average DTA*	8,756	10,040
Average adjusted common shareholders' equity (k)	51,689	47,934
Less: Average intangible assets	5,183	5,439
Average adjusted tangible common shareholders' equity (m)	$46,506	$42,495

ROCE (g÷i)	11.2%	4.5%
Adjusted return on common equity (h÷k)	0.8%	11.6%
Return on tangible common equity (g÷j)	12.2%	4.9%
Adjusted return on tangible common equity (h÷m)	0.9%	13.1%

* Represents deferred tax assets only related to U.S. net operating loss and foreign tax credit carryforwards on a U.S. GAAP basis and excludes other balance sheet deferred tax assets and liabilities.

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation
($ in millions, except per common share amounts)

Reconciliations of Life and Retirement Adjusted Return on Common Equity

	Three Months Ended
	March 31,
	2020	2019

Adjusted pre-tax income	$574	$924
Interest expense on attributed financial debt	61	37
Adjusted pre-tax income including attributed interest expense	513	887
Income tax expense	99	176
Adjusted after-tax income	414	711
Dividends declared on preferred stock	3	-
Adjusted after-tax income attributable to common shareholders	411	711

Ending adjusted attributed common equity	$19,661	$18,280
Average adjusted attributed common equity	$19,587	$18,988
Adjusted return on attributed common equity	8.4%	15.0%

Reconciliations of Core Adjusted Return on Common Equity

	Three Months Ended
	March 31,
	2020	2019

Adjusted pre-tax income	$540	$1,735
Interest expense on attributed financial debt	-	-
Adjusted pre-tax income including attributed interest expense	540	1,735
Income tax expense	162	400
Adjusted after-tax income	378	1,335
Dividends declared on preferred stock	7	-
Adjusted after-tax income attributable to common shareholders	371	1,335

Ending adjusted attributed common equity	$44,305	$40,798
Average adjusted attributed common equity	$44,259	$39,767
Adjusted return on attributed common equity	3.4%	13.4%

Net Premiums Written - Change in Constant Dollar

Three Months Ended
General Insurance - International	March 31, 2020
Foreign exchange effect on worldwide premiums:
Change in net premiums written
Increase (decrease) in original currency	(8.3)%
Foreign exchange effect	(0.5)
Increase (decrease) as reported in U.S. dollars	(8.8)%

Reconciliation of Net Investment Income

	Three Months Ended
	March 31,
	2020	2019
Net investment income per Consolidated Statements of Operations	$2,508	$3,879
Changes in fair value of securities used to hedge guaranteed living benefits	(13)	(105)
Changes in the fair value of equity securities	191	(79)
Net realized capital gains related to economic hedges and other	13	23
Total Net investment income - APTI Basis	$2,699	$3,718

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per common share amounts)

Reconciliations of Premiums and Deposits

	Three Months Ended
	March 31,
	2020	2019
Individual Retirement:
Premiums	$41	$11
Deposits	3,078	4,175
Other	(3)	-
Total premiums and deposits	$3,116	$4,186

Group Retirement:
Premiums	$6	$4
Deposits	1,849	2,059
Other	-	-
Total premiums and deposits	$1,855	$2,063

Life Insurance:
Premiums	$419	$395
Deposits	402	406
Other	194	194
Total premiums and deposits	$1,015	$995

Institutional Markets:
Premiums	$757	$819
Deposits	152	286
Other	8	7
Total premiums and deposits	$917	$1,112

Total Life and Retirement:
Premiums	$1,223	$1,229
Deposits	5,481	6,926
Other	199	201
Total premiums and deposits	$6,903	$8,356